Exhibit(e)(10)

December 17, 2012

Allergan, Inc.

2525 Dupont Drive

Irvine, CA 92612-1599

Attention: David M. Lawrence

Re: Confidentiality Agreement

Ladies and Gentlemen:

In connection with your consideration of a possible transaction with or involving (a “Possible Transaction”) MAP Pharmaceuticals, Inc. and/or its subsidiaries, affiliates or divisions (collectively, with such subsidiaries, affiliates and divisions, the “Company”), the Company is prepared to make available to you and your Representatives (as hereinafter defined) certain information concerning the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows and prospects of the Company. As a condition to such information being furnished to you and your Representatives, you agree that you shall, and shall cause your Representatives to, treat the Evaluation Material (as hereinafter defined) in accordance with the provisions of this letter agreement and take or abstain from taking certain other actions as set forth herein. The term “Representatives” shall include your officers, directors, employees, outside legal counsel, accountants, agents and financial advisors, and (ii) with respect to the Company, shall include its officers, directors, employees, outside legal counsel, accountants, agents and financial advisors. Notwithstanding any other provision hereof, the Company reserves the right not to make available hereunder any information, the provision of which is determined by it, in its sole discretion, to be inadvisable or inappropriate.

1.        Evaluation Material. The term “Evaluation Material” shall mean all information relating, directly or indirectly, to the Company or the business, products, markets, condition (financial or other), operations, assets, liabilities, results of operations, cash flows or prospects of the Company (whether prepared by the Company, its advisors or otherwise) which is delivered, disclosed or furnished by or on behalf of the Company to you or to your Representatives, before, on or after the date hereof, regardless of the manner in which it is delivered, disclosed or furnished, and shall be deemed to include all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by you or your Representatives that contain, reflect or are based upon, in whole or in part, the information delivered, disclosed or furnished to you or your Representatives pursuant hereto. Notwithstanding any other provision hereof, the term Evaluation Material shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by you or your Representatives, (ii) was within your possession on a non-confidential basis prior to it being furnished to you by or on behalf of the Company pursuant hereto, provided that the source of such information was not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information, (iii) becomes available to you on a non-confidential basis from a source other than the Company or any of its Representatives, provided that such source is not known by you to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Company with respect to such information, or (iv) was independently developed by you prior to or after the date of disclosure.

2.        Use and Disclosure of Evaluation Material. You recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that could result to the Company if any information contained therein is disclosed to a third party. You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a Possible Transaction and for no other purpose, that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of the Evaluation Material to which the Company gives its prior written consent and (ii) any of the Evaluation Material may be disclosed to your Representatives who need to know such information for the purpose of evaluating a Possible Transaction. In any event, you agree to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material using the same level of care you use to safeguard and protect the confidentiality of your own confidential information and to accept responsibility for any breach of this letter agreement by you or any of your Representatives.

In addition, subject to the final paragraph of this Section 2, the parties agree that, without the prior written consent of the other party, each party and its Representatives will not disclose to any other person the fact that you or your Representatives have received Evaluation Material or that Evaluation Material has been made available to you or your Representatives, that investigations, discussions or negotiations are taking place concerning a Possible Transaction or any of the terms, conditions or other facts with respect to any Possible Transaction, including the status thereof and the identity of the parties thereto (collectively, the “Discussion Information”).

Subject to the final paragraph of this Section 2, in the event that you or any of your Representatives are requested or required (by law or regulation, including the federal securities laws, securities exchange listing rules, oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process) to disclose any of the Evaluation Material or Discussion Information, you shall provide the Company with prompt written notice of any such request or requirement so that the Company may in its sole discretion seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement, and, if requested by the Company, you shall cooperate with the Company (at the Company’s expense) to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material and the Discussion Information. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, you or any of your Representatives are nonetheless, on the advice of outside legal counsel, legally compelled to disclose Evaluation Material or Discussion Information, you or your Representatives may, without liability hereunder, disclose only that portion of the Evaluation Material or Discussion information which such counsel advises you is legally required to be disclosed, provided that you shall promptly notify the Company of (i) your determination to make such disclosure and (ii) the nature, scope and contents of such disclosure.

December 17, 2012

Notwithstanding anything in this Section 2 to the contrary, in the event that you seek to acquire control of the Company pursuant to any tender or exchange offer or in connection with any proxy or consent solicitation involving the Company, then solely in such circumstances, (i) you may, without first having notified the Company of such impending disclosure, disclose any Discussion Information if you have been advised by outside legal counsel that disclosure of such Discussion Information is required to be made by applicable law or regulation (including the federal securities laws, securities exchange listing rules, oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process) and (ii) you shall not be required to cooperate with the Company to obtain any protective order or other reliable assurance that confidential treatment will be accorded any Evaluation Material or Discussion Information.

3.         Return and Destruction of Evaluation Material. In the event that you decide not to proceed with a Possible Transaction, you will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company in its sole discretion and for any reason, you will as directed by the Company promptly deliver, at your expense, to the Company or destroy all Evaluation Material (and any copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by you or on your behalf shall be destroyed, and, upon the Company’s request, you shall provide the Company with prompt written confirmation of your compliance with this paragraph; provided, however, that one copy of all Evaluation Material may be kept by your outside counsel for archival purposes only. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives shall continue to be bound by your obligations of confidentiality and other obligations and agreements hereunder.

4.        No Representations or Warranties. You understand, acknowledge and agree that neither the Company nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed and delivered, and subject to such limitations and restrictions as may be specified therein, will have any legal effect.

5.        No Solicitation. In consideration of the Evaluation Material being furnished to you, you hereby agree that, for a period of one (1) year from the date hereof, neither you nor any of your controlled affiliates or controlled Representatives (nor any person acting on behalf of or in concert with you or any of your controlled affiliates or controlled Representatives) will, without the prior written consent of the Company, directly or indirectly, solicit to employ any of the officers or employees of the Company (i) with whom you have had contact during your evaluation of a Possible Transaction or (ii) who were specifically identified to you by the Company or any of its Representatives during your evaluation of a Possible Transaction. The restrictions of this paragraph shall not apply to any newspaper or Internet help wanted

December 17, 2012

advertisement, or any search firm engagement which, in any such case, is not specifically directed or focused on personnel employed by the Company.

6.        Material Non-Public Information. Each party acknowledges and agrees that it is aware (and that its respective Representatives are aware or, upon receipt of any Evaluation Information or Discussion Information, will be advised by such party) that (i) the Evaluation Material being furnished to you or your Representatives contains material, non-public information regarding the Company and (ii) the United States securities laws prohibit any persons who have material, nonpublic information concerning the matters which are the subject of this letter agreement, including the Discussion Information, from purchasing or selling securities of a company which may be a party to a transaction of the type contemplated by this letter agreement or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

7.        No Agreement. The parties understand and agree that no contract or agreement providing for any Possible Transaction shall be deemed to exist between you and the Company unless and until a final definitive agreement has been executed and delivered. The parties also agree that unless and until a final definitive agreement regarding a Possible Transaction has been executed and delivered, neither party will be under any legal obligation of any kind whatsoever with respect to such a Possible Transaction by virtue of this letter agreement except for the matters specifically agreed to herein. You acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a Possible Transaction, to determine not to engage in discussions or negotiations and to terminate discussions and negotiations with you at any time, and to conduct, directly or through any of its Representatives, any process for any transaction involving the Company or any of its subsidiaries, if and as they in their sole discretion shall determine (including, without limitation, negotiating with any other interested parties and entering into a definitive agreement without prior notice to you or any other person).

8.        No Waiver of Rights. It is understood and agreed that no failure or delay by the parties in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.        Remedies. It is understood and agreed that money damages would not be an adequate remedy for any breach of this letter agreement by either party or any of its respective Representatives and that the non-breaching party shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement but shall be in addition to all other remedies available at law or equity to the non-breaching party. The parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and the parties agree to waive any requirements for the securing or posting of any bond in connection with such remedy.

December 17, 2012

10.        Governing Law. This letter agreement is for the benefit of the parties (and their respective subsidiaries and affiliates) and their respective Representatives, and shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed entirely within the State of Delaware, without regard to the conflict of law provisions thereof that would result in the application of the laws of any other jurisdiction. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of any state or federal court located in the State of Delaware for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts, and further agree that service of any process, summons, notice or document by U.S. registered mail to the address of the party’s principal executive offices shall be effective service of process for any action, suit or proceeding brought against such party in any such court). The parties hereby irrevocably and unconditionally waive any objection which they may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of this letter agreement or the transactions contemplated hereby in any state or federal court in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

11.        Entire Agreement. This letter agreement contains the entire agreement between you and the Company regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between you and the Company regarding such subject matter, including, without limitation, the parties’ Confidential Disclosure Agreement dated as of October 27, 2009 and the parties’ Project Ski Slope Confidentiality Agreement dated as of January 10, 2011, and any “clickthrough” agreement relating to the confidentiality of the Evaluation Material agreed to by you in connection with your access to any data site maintained in connection with a Possible Transaction.

12.        No Modification. No provision in this letter agreement can be waived, modified or amended except by written consent of you and the Company, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

13.        Counterparts. This letter agreement may be signed by facsimile and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

14.        Severability. If any provision of this letter agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this letter agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

15.        Assignment. This letter agreement shall be binding on and inure to the benefit of the successors and assigns of the parties hereto, but neither of the parties may assign this letter agreement without the prior written consent of the other party; provided, however, either party may assign this letter agreement in whole or in part to any affiliate or subsidiary without consent of the other party.

December 17, 2012

16.        Successors. This letter agreement shall inure to the benefit of, and be enforceable by, the Company and its successors and assigns.

17.        Term. This letter agreement will terminate two (2) years from the date hereof.

December 17, 2012

Please confirm your agreement with the foregoing by having a duly authorized officer sign and return one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement among you and the Company.

Very truly yours,

MAP Pharmaceuticals, Inc.

By:	/s/ Timothy S. Nelson
Name: Timothy S. Nelson
Title: President and CEO

CONFIRMED AND AGREED

as of the date written above:

Allergan, Inc.

By:	/s/ David M. Lawrence
Name: David M. Lawrence
Title: Sr. Vice President, Corporate Development

December 17, 2012